UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

DARÉ BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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June 28, 2022

Dear Valued Stockholder,

We are reaching out to thank you for your investment in Daré Bioscience, Inc. (Nasdaq: DARE). Your support has allowed us to build a company focused on women’s health with an FDA-approved product for the treatment of bacterial vaginosis in female patients 12 years of age and older and a diversified portfolio of investigational products addressing unmet needs in contraception, sexual health, vaginal health and fertility. Again, thank you.

We are also reaching out to ask for your continued support and your vote.

Our records indicate that you have not yet voted your shares at the time of the mailing of this letter. Our Board of Directors strongly encourages you to vote immediately “FOR” Proposal 5. Every vote counts.

We recently adjourned our Annual Meeting of Stockholders and will reconvene on July 14, 2022 for the sole purpose of seeking stockholder approval of Proposal 5, a proposal to approve an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock. A majority (over 50%) of the outstanding shares of our common stock as of the record date for the Annual Meeting must vote in favor of Proposal 5 in order for it to pass. As of the partial adjournment of the Annual Meeting, approximately 49.2% of outstanding shares had voted “FOR” Proposal 5.

Two leading independent proxy advisory firms, Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co., LLC, recommend that stockholders vote “FOR” Proposal 5.

Increasing our authorized shares is of great long-term strategic importance to Daré:

●	As a biopharmaceutical company developing a portfolio of clinical candidates, Daré will need to access additional capital at some point in time. The proposed share increase will provide us with additional flexibility to fund our growth strategy over the coming years.

●	We believe it is important to increase our authorized shares now to be in a position to pursue attractive opportunities that may arise and require a rapid response. We never want to find ourselves “short” of cash or shares and unable to take advantage of opportunities intended to build value for stockholders.

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●	We currently do not have any plans to issue a significant number of shares from the additional shares that would be authorized if Proposal 5 is approved, though we continually evaluate potential capital raising transactions, acquisitions, and other transactions that may involve the issuance of shares of our common stock and that we believe could increase stockholder value.

●	Daré is committed to raising capital in a thoughtful manner that considers both the cost and dilutive impact of any potential approach:

○	For historical context, since becoming a public company, Daré issued approximately 79 million shares over approximately 4.5 years, from September 30, 2017 through March 31, 2022. This equates to approximately 17.5 million shares per year on average.

○	In addition, Daré has and will continue to pursue non-dilutive sources of capital through grants and collaborations. Over the same 4.5-year period, the Company was awarded new commitments for potential grant funding of up to $53.7 million.

●	In addition to selling stock to meet our cash requirements, we also use our stock to create long-term incentives for employees and board members, and to acquire companies and expand our portfolio of product candidates, and to pay milestones in connection with those transactions. Being able to use shares in lieu of cash provides tremendous flexibility in managing our resources, and an acquisition that we made in part with shares in 2019 led to a grant agreement in 2021 for up to approximately $49 million in non-dilutive funding.

●	Should we lack sufficient shares to execute on our strategy, we may be forced to pursue debt and other structured financings that could be expensive, particularly as the financing parties would recognize our inability to raise capital by selling our stock.

●	Insufficient shares will also impact our ability to provide long-term equity incentives and make it difficult to attract and maintain key talent in a very competitive job market for our industry. Daré’s compensation philosophy is designed to align the interests of our employees with those of our stockholders, and a sufficient number of shares is needed to do this.

EVERY VOTE COUNTS – PLEASE TAKE THE TIME TO VOTE YOUR SHARES TODAY

We urge you to read the full definitive proxy statement for the Annual Meeting and the accompanying proxy card, which we filed with the Securities and Exchange Commission on April 29, 2022, and which can be accessed free of charge at www.sec.gov or through the Investors section of our website at https://ir.darebioscience.com/financial-information, or obtained free of charge by calling our proxy solicitation firm at the number below.

Please vote immediately and no later than 11:59 p.m. Eastern Time on July 13, 2022

If you need assistance voting or have questions, please contact Morrow Sodali, our proxy solicitor, at 1-800-607-0088.

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We, Daré’s Chairman and Daré’s CEO, both want to assure you that the Daré team is committed to building a strong company in women’s health and this commitment includes using shares of our common stock in a thoughtful manner. We cannot do this without you, so we are asking you to vote FOR Proposal 5.

Thank you in advance for taking action today and voting your shares.

Sincerely,

/s/ William H. Rastetter	/s/ Sabrina Martucci Johnson
William H. Rastetter, Ph.D.	Sabrina Martucci Johnson
Chairman	President and Chief Executive Officer
Daré Bioscience, Inc.	Daré Bioscience, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This stockholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. To the extent that statements contained in this letter are not descriptions of historical facts, they are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “will,” “may,” “continue,” “intend,” “expect,” “plan,” “could,” “would,” “seek,” “should,” or the negative version of these words and similar expressions. In this letter, forward-looking statements include, without limitation, statements relating to Daré’s expectations regarding development of product candidates, Daré’s ability to raise additional capital, Daré’s potential use of proceeds from future sales of its stock, if any, Daré’s ability to obtain additional capital from non-dilutive sources, including through existing grant and license agreements, Daré’s potential ability to use shares in lieu of cash to enter into and fulfill its obligations under transactions that expand its portfolio of product candidates, Daré’s ability to increase stockholder value through acquisitions and other transactions, the potential for Daré to pursue debt and other structured financings to raise additional capital, and Daré’s ability to attract and maintain key employees. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to significant risks and uncertainties. Actual results could differ materially from those expressed or implied by forward-looking statements as a result of various factors, including, without limitation, Daré’s ability to develop, obtain FDA or foreign regulatory approval for, and commercialize its product candidates and to do so on communicated timelines; Daré’s dependence on third parties to conduct clinical trials, manufacture and supply clinical trial material and commercial product, and commercialize its approved product; Daré’s ability to raise additional capital when and as needed to advance its product candidates, execute its business strategy and continue as a going concern; the risks that Daré’s license agreements with Organon and Bayer may not become fully effective, may be terminated early and, if they become effective, that payments to Daré under the agreements may not occur or may be significantly less than the anticipated or potential amounts; the loss of, or inability to attract, key personnel; Daré’s ability to retain its licensed rights to develop and commercialize a product or product candidate; and the effects of the COVID-19 pandemic, macroeconomic conditions and geopolitical events on Daré’s operations, financial results and condition, and ability to achieve current plans and objectives. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in the forward-looking statements in this letter, as well as risks relating to Daré’s business in general, please refer to Daré’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2022 and its subsequent current reports on Form 8-K and periodic reports on Form 10-Q filed with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements in this letter and are cautioned not to place undue reliance on the forward-looking statements in this letter, which are current only as of the date of this letter and are qualified in their entirety by this cautionary statement. Unless otherwise required by law, Daré expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

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